Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$50,000,000 iPath® Pure Beta Aluminum ETN

$50,000,000 iPath® Pure Beta Cocoa ETN

$50,000,000 iPath® Pure Beta Coffee ETN

$50,000,000 iPath® Pure Beta Copper ETN

$50,000,000 iPath® Pure Beta Cotton ETN

$100,000,000 iPath® Pure Beta Crude Oil ETN

$50,000,000 iPath® Pure Beta Lead ETN

$50,000,000 iPath® Pure Beta Nickel ETN

$50,000,000 iPath® Pure Beta Sugar ETN

This pricing supplement relates to nine series of iPath® Exchange Traded Notes (together, the “ETNs”) that Barclays Bank PLC may issue from time to time, each of which is linked to the performance of an underlying index (together, the “Indices”):

Name of Series	Ticker Symbol	Underlying Index	CUSIP No.	ISIN
iPath® Pure Beta Aluminum ETN (the “Aluminum ETNs”)	FOIL	Barclays Aluminum Pure Beta TR Index (the “Aluminum Index”)	06740P171	US06740P1710
iPath® Pure Beta Cocoa ETN (the “Cocoa ETNs”)	CHOC	Barclays Cocoa Pure Beta TR Index (the “Cocoa Index”)	06740P130	US06740P1306
iPath® Pure Beta Coffee ETN (the “Coffee ETNs”)	CAFE	Barclays Coffee Pure Beta TR Index (the “Coffee Index”)	06740P148	US06740P1488
iPath® Pure Beta Copper ETN (the “Copper ETNs”)	CUPM	Barclays Copper Pure Beta TR Index (the “Copper Index”)	06740P189	US06740P1892
iPath® Pure Beta Cotton ETN (the “Cotton ETNs”)	CTNN	Barclays Cotton Pure Beta TR Index (the “Cotton Index”)	06740P155	US06740P1553
iPath® Pure Beta Crude Oil ETN (the “Crude Oil ETNs”)	OLEM	Barclays WTI Crude Oil Pure Beta TR Index (the “Crude Oil Index”)	06740P221	US06740P2213
iPath® Pure Beta Lead ETN (the “Lead ETNs”)	LEDD	Barclays Lead Pure Beta TR Index (the “Lead Index”)	06740P197	US06740P1975
iPath® Pure Beta Nickel ETN (the “Nickel ETNs”)	NINI	Barclays Nickel Pure Beta TR Index (the “Nickel Index”)	06740P213	US06740P2130
iPath® Pure Beta Sugar ETN (the “Sugar ETNs”)	SGAR	Barclays Sugar Pure Beta TR Index (the “Sugar Index”)	06740P163	US06740P1637

The ETNs do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index to which your ETNs are linked, less an investor fee and a futures execution cost. The principal terms of each series of ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Inception, Issuance and Maturity: Each series of ETNs was first sold on April 20, 2011, was first issued on April 26, 2011, and will be due on April 18, 2041.

Underlying Index: The return on each series of ETNs is linked to the performance of the Index to which those ETNs are linked. Each Index is designed to give investors exposure to total returns of the commodities included in a corresponding Barclays Single Commodity Total Return Index (each, a “Single Commodity Reference Index” and together, the “Single Commodity Reference Indices”), while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Barclays Pure Beta Series 2 Methodology. Each Index is comprised of an exchange traded futures contract for the same commodity that is included in the corresponding Single Commodity Reference Index, as adjusted from time to time. However, unlike each Single Commodity Reference Index, which rolls its exposure to the corresponding futures contract on a monthly basis in accordance with a pre-determined roll schedule, each Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology. Each Index and each Single Commodity Reference Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”).

Secondary Market: We have listed each series of ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the respective ticker symbols listed in the table above. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

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Payment at Maturity

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the applicable closing indicative value on the final valuation date for your ETNs.

Closing Indicative Value: The closing indicative value per ETN for each series of ETNs on any given calendar day will be calculated in the following manner: The closing indicative value on the inception date will equal $50. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the closing indicative value per ETN for each series of ETNs will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the applicable daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the applicable investor fee on such calendar day minus (4) the applicable futures execution cost on such business day. An “index business day” is a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto.

Daily Index Factor: The daily index factor for each series of ETNs on any index business day will equal (1) the closing level of the Index to which those ETNs are linked on such index business day divided by (2) the closing level of such underlying Index on the immediately preceding index business day.

Futures Execution Cost: The futures execution cost is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Indices. The futures execution cost per ETN for each series of ETNs on any given calendar day will be calculated in the following manner: The futures execution cost for each series of ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the futures execution cost for each ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.

Investor Fee: The investor fee per ETN for each series of ETNs is 0.75% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee for each series of ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the investor fee per ETN for a series of ETNs will be equal to (1) 0.75% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year.

Because the applicable investor fee and futures execution cost reduce the amount of your return at maturity or upon redemption, and the investor fee and futures execution cost reduce the amount of your return upon early redemption, the level of the Index underlying your ETNs will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the underlying Index is insufficient to offset the negative effect of the applicable investor fee and futures execution cost, or the level of the underlying Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Early Redemption

Holder Redemption: Subject to the notification requirements described below, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value of your ETNs on the applicable valuation date. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. In order to redeem your ETNs on a redemption date, you must deliver a notice of holder redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the ETNs –Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Issuer Redemption: We may redeem a series of ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the series of ETNs to be redeemed not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem a series of ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.

Valuation Date: A valuation date for each series of ETNs means each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to April 15, 2041 as the “final valuation date”.

Redemption Date: In the case of holder redemption, a redemption date for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final redemption date for each series of ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for a series of ETNs is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Trading Day: A trading day for each series of ETNs is a day on which (i) the value of the Index to which those ETNs are linked is published by the index sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index are traded, in each case as determined by the calculation agent in its sole discretion.

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We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated September 10, 2012

Issued in denominations of $50

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	71
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of nine series of iPath® Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC and are linked to the performance of an underlying index (each, an “Index” and, together, the “Indices”). The ETNs will be issued in denominations of $50.

The Indices

The return on each series of ETNs is linked to the performance of the Index to which those ETNs are linked. Each Index is designed to give investors exposure to total returns of the commodities included in a corresponding Barclays Single Commodity Total Return Index (each, a “Single Commodity Reference Index” and together, the “Single Commodity Reference Indices”), while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Barclays Pure Beta Series 2 Methodology. Each Index is comprised of an exchange traded futures contract for the same commodity that is included in the corresponding Single Commodity Reference Index, as adjusted from time to time. However, unlike each Single Commodity Reference Index, which rolls its exposure to the corresponding futures contract on a monthly basis in accordance with a pre-determined roll schedule, each Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology. Each Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”).

The Indices are as follows (for additional information on each Index, please see the section entitled “The Indices—General Information”, as well as the Index-specific sections, in this pricing supplement):

•

The Barclays Aluminum Pure Beta TR Index (the “Aluminum Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying High Grade Primary Aluminum futures contract. We refer to the ETNs linked to the Aluminum Index as the “Aluminum ETNs”.

•

The Barclays Cocoa Pure Beta TR Index (the “Cocoa Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying Cocoa futures contract. We refer to the ETNs linked to the Cocoa Index as the “Cocoa ETNs”.

•

The Barclays Coffee Pure Beta TR Index (the “Coffee Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying Coffee “C” futures contract. We refer to the ETNs linked to the Coffee Index as the “Coffee ETNs”.

•

The Barclays Copper Pure Beta TR Index (the “Copper Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying Copper (Grade 1) futures contract. We refer to the ETNs linked to the Copper Index as the “Copper ETNs”.

•

The Barclays Cotton Pure Beta TR Index (the “Cotton Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying Cotton No. 2 futures contract. We refer to the ETNs linked to the Cotton Index as the “Cotton ETNs”.

•

The Barclays Crude Oil Pure Beta TR Index (the “Crude Oil Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying West Texas Intermediate Light, Sweet Crude Oil futures contract. We refer to the ETNs linked to Crude Oil Index as the “Crude Oil ETNs”.

•

The Barclays Lead Pure Beta TR Index (the “Lead Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying Lead (Standard) futures contract. We refer to the ETNs linked to the Lead Index as the “Lead ETNs”.

•

The Barclays Nickel Pure Beta TR Index (the “Nickel Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying Primary Nickel futures contract. We refer to the ETNs linked to the Nickel Index as the “Nickel ETNs”.

•

The Barclays Sugar Pure Beta TR Index (the “Sugar Index”) is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on the Single Commodity Reference Index with an underlying World Sugar No. 11 futures contract. We refer to the ETNs linked to the Sugar Index as the “Sugar ETNs”.

Inception, Issuance and Maturity

Each series of ETNs was first sold on April 20, 2011, which we refer to as their “inception date”. Each series of was first issued on April 26, 2011, and will be due on April 18, 2041.

Payment at Maturity or Upon Early Redemption

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the applicable closing indicative value on the final valuation date for your ETNs. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the applicable closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem a series of ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the series of ETNs to be redeemed not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem a series of ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.

The “closing indicative value” per ETN for a series of ETNs on any calendar day will be calculated in the following manner. The closing indicative value on the inception date will equal $50. On each subsequent calendar day until maturity or holder redemption or issuer redemption (together, “early redemption”) of the relevant series of ETNs, the closing indicative value per ETN for each series of ETNs will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the applicable daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the applicable investor fee on such calendar day minus (4) the applicable futures execution cost on such calendar day.

The “daily index factor” for each series of ETNs on any index business day will equal (1) the closing level of the Index to which those ETNs are linked on such index business day divided by (2) the closing level of such underlying Index on the immediately preceding index business day.

The “investor fee” per ETN for each series of ETNs is 0.75% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee for each series of ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the investor fee per ETN for a series of ETNs will be equal to (1) 0.75% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year.

The “futures execution cost” is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Indices. The futures execution cost per ETN for each series of ETNs on any given calendar day will be calculated in the following manner: The futures execution cost for each series of ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the futures execution cost for each ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.

An “index business day” is a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto.

A “valuation date” for each series of ETNs is each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to April 15, 2041 as the “final valuation date”.

A “redemption date” for each series of ETNs is:

•

in the case of holder redemption, the third business day following a valuation date (other than the final valuation date). The final redemption date for each series of ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•

in the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

A “trading day” for each series of ETNs is a day on which (i) the value of the Index to which those ETNs are linked is published by the index sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index (each, an “index component”) are traded, in each case as determined by the calculation agent in its sole discretion.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because the applicable investor fee and futures execution cost reduce the amount of your return at maturity or upon redemption, and the investor fee reduces the amount of your return upon early redemption, the level of the Index underlying your ETNs will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the underlying Index is insufficient to offset the negative effect of the applicable investor fee and futures execution cost, or the level of the underlying Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of holder redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•

deliver the signed confirmation of holder redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the section entitled “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the value of the Index underlying your ETNs decreases, or does not increase by an amount greater than the investor fee and futures execution cost applicable to your ETNs, you will receive less than your original investment in the ETNs.

•

Conflicts of Interest with the Index Sponsor—Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of each Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of each Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•

Commodity Market Risk—The return on the ETNs is linked to the performance of an Index which, in turn, is linked to the price of the futures contracts on physical commodities. Commodity prices may change unpredictably, affecting the value of the index components and, consequently, the value of your ETNs in unforeseeable ways.

•

Limited or Lack of Portfolio Diversification—The index components of the Indices are concentrated in the physical commodities underlying the Indices. Your investment may therefore carry risks similar to a concentrated securities investment one industry or sector.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•	A Trading Market for the ETNs May Not Exist—Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

•

Issuer Redemption—Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” a series of ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in commodity prices in general and the prices of the index components in particular.

•	You believe the value of the Index underlying your ETNs will increase by an amount sufficient to offset the investor fee and futures execution cost during the term of the ETNs.

•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date.

•	You seek an investment with a return linked to the performance of the Index underlying your ETNs.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in commodity prices in general and the prices of the index components in particular.

•

You believe the value of the Index underlying your ETNs will decrease or will not increase by an amount sufficient to offset the investor fee and the futures execution cost during the term of the ETNs.

•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat each series of ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the relevant Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your ETNs should be treated as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for your ETNs, see “Material U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000.

Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year. Similarly, the net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year. The figures in these examples use the annualized effect of the investor fee and futures execution cost for convenience.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Figures for year 30 are as of the final valuation date, and figures of each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the inception date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C × Previous CINV × 0.75%	C × Previous CINV × 0.10%	Running total of D and E	C × Previous CINV – D-E
0	100.0000	—	—	—	—	$50.0000
1	103.0000	3.00%	$0.3863	$0.0515	$0.4378	$51.0623
2	106.0900	3.00%	$0.3945	$0.0526	$0.4378	$52.1471
3	109.2727	3.00%	$0.4028	$0.0537	$0.8848	$53.2549
4	112.5509	3.00%	$0.4114	$0.0549	$1.3413	$54.3863
5	115.9274	3.00%	$0.4201	$0.0560	$1.8076	$55.5418
6	119.4052	3.00%	$0.4291	$0.0572	$2.2837	$56.7218
7	122.9874	3.00%	$0.4382	$0.0584	$2.7700	$57.9268
8	126.6770	3.00%	$0.4475	$0.0597	$3.2666	$59.1575
9	130.4773	3.00%	$0.4570	$0.0609	$3.7738	$60.4143
10	134.3916	3.00%	$0.4667	$0.0622	$4.2917	$61.6978
11	138.4234	3.00%	$0.4766	$0.0635	$4.8206	$63.0085
12	142.5761	3.00%	$0.4867	$0.0649	$5.3608	$64.3472
13	146.8534	3.00%	$0.4971	$0.0663	$5.9124	$65.7142
14	151.2590	3.00%	$0.5076	$0.0677	$6.4758	$67.1103
15	155.7967	3.00%	$0.5184	$0.0691	$7.0511	$68.5361
16	160.4706	3.00%	$0.5294	$0.0706	$7.6387	$69.9921
17	165.2848	3.00%	$0.5407	$0.0721	$8.2387	$71.4791
18	170.2433	3.00%	$0.5522	$0.0736	$8.8515	$72.9977
19	175.3506	3.00%	$0.5639	$0.0752	$9.4773	$74.5485
20	180.6111	3.00%	$0.5759	$0.0768	$10.1164	$76.1323
21	186.0295	3.00%	$0.5881	$0.0784	$10.7690	$77.7497
22	191.6103	3.00%	$0.6006	$0.0801	$11.4356	$79.4015
23	197.3587	3.00%	$0.6134	$0.0818	$12.1163	$81.0884
24	203.2794	3.00%	$0.6264	$0.0835	$12.8114	$82.8111
25	209.3778	3.00%	$0.6397	$0.0853	$13.5214	$84.5704
26	215.6591	3.00%	$0.6533	$0.0871	$14.2464	$86.3671
27	222.1289	3.00%	$0.6672	$0.0890	$14.9868	$88.2020
28	228.7928	3.00%	$0.6814	$0.0908	$15.7429	$90.0759
29	235.6566	3.00%	$0.6958	$0.0928	$16.5151	$91.9895
30	242.7262	3.00%	$0.7106	$0.0947	$17.3038	$93.9438
				Annualized Index Return		3.00%
				Annualized ETN Return		2.12%

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C × Previous CINV × 0.75%	C × Previous CINV × 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	—	—	—	—	$50.0000
1	100.5000	0.50%	$0.3769	$0.0503	$0.4271	$49.8229
2	101.0025	0.50%	$0.3755	$0.0501	$0.8527	$49.6464
3	101.5075	0.50%	$0.3742	$0.0499	$1.2768	$49.4705
4	102.0151	0.50%	$0.3729	$0.0497	$1.6994	$49.2953
5	102.5251	0.50%	$0.3716	$0.0495	$2.1205	$49.1206
6	103.0378	0.50%	$0.3702	$0.0494	$2.5402	$48.9466
7	103.5529	0.50%	$0.3689	$0.0492	$2.9583	$48.7732
8	104.0707	0.50%	$0.3676	$0.0490	$3.3749	$48.6004
9	104.5911	0.50%	$0.3663	$0.0488	$3.7901	$48.4283
10	105.1140	0.50%	$0.3650	$0.0487	$4.2038	$48.2567
11	105.6396	0.50%	$0.3637	$0.0485	$4.6160	$48.0858
12	106.1678	0.50%	$0.3624	$0.0483	$5.0268	$47.9154
13	106.6986	0.50%	$0.3612	$0.0482	$5.4361	$47.7457
14	107.2321	0.50%	$0.3599	$0.0480	$5.8440	$47.5765
15	107.7683	0.50%	$0.3586	$0.0478	$6.2504	$47.4080
16	108.3071	0.50%	$0.3573	$0.0476	$6.6554	$47.2401
17	108.8487	0.50%	$0.3561	$0.0475	$7.0589	$47.0727
18	109.3929	0.50%	$0.3548	$0.0473	$7.4611	$46.9060
19	109.9399	0.50%	$0.3536	$0.0471	$7.8618	$46.7398
20	110.4896	0.50%	$0.3523	$0.0470	$8.2610	$46.5742
21	111.0420	0.50%	$0.3511	$0.0468	$8.6589	$46.4092
22	111.5972	0.50%	$0.3498	$0.0466	$9.0553	$46.2448
23	112.1552	0.50%	$0.3486	$0.0465	$9.4504	$46.0810
24	112.7160	0.50%	$0.3473	$0.0463	$9.8440	$45.9178
25	113.2796	0.50%	$0.3461	$0.0461	$10.2363	$45.7551
26	113.8460	0.50%	$0.3449	$0.0460	$10.6272	$45.5930
27	114.4152	0.50%	$0.3437	$0.0458	$11.0166	$45.4315
28	114.9873	0.50%	$0.3424	$0.0457	$11.4047	$45.2706
29	115.5622	0.50%	$0.3412	$0.0455	$11.7915	$45.1102
30	116.1400	0.50%	$0.3400	$0.0453	$12.1768	$44.9504
				Annualized Index Return		0.50%
				Annualized ETN Return		-0.35%

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C × Previous CINV × 0.75%	C × Previous CINV x 0.10%	Running total of D and E	C × Previous CINV – D-E
0	100.0000	—	—	—	—	$50.0000
1	103.0000	3.00%	$0.3863	$0.0515	$0.4378	$51.0623
2	106.0900	3.00%	$0.3945	$0.0526	$0.8848	$52.1471
3	109.2727	3.00%	$0.4028	$0.0537	$1.3413	$53.2549
4	112.5509	3.00%	$0.4114	$0.0549	$1.8076	$54.3863
5	115.9274	3.00%	$0.4201	$0.0560	$2.2837	$55.5418
6	119.4052	3.00%	$0.4291	$0.0572	$2.7700	$56.7218
7	122.9874	3.00%	$0.4382	$0.0584	$3.2666	$57.9268
8	126.6770	3.00%	$0.4475	$0.0597	$3.7738	$59.1575
9	130.4773	3.00%	$0.4570	$0.0609	$4.2917	$60.4143
10	134.3916	3.00%	$0.4667	$0.0622	$4.8206	$61.6978
11	138.4234	3.00%	$0.4766	$0.0635	$5.3608	$63.0085
12	142.5761	3.00%	$0.4867	$0.0649	$5.9124	$64.3472
13	146.8534	3.00%	$0.4971	$0.0663	$6.4758	$65.7142
14	151.2590	3.00%	$0.5076	$0.0677	$7.0511	$67.1103
15	155.7967	3.00%	$0.5184	$0.0691	$7.6387	$68.5361
16	151.2590	-2.91%	$0.4990	$0.0665	$8.2042	$65.9743
17	146.8534	-2.91%	$0.4804	$0.0641	$8.7487	$63.5082
18	142.5761	-2.91%	$0.4624	$0.0617	$9.2728	$61.1344
19	138.4234	-2.91%	$0.4452	$0.0594	$9.7773	$58.8493
20	134.3916	-2.91%	$0.4285	$0.0571	$10.2629	$56.6496
21	130.4773	-2.91%	$0.4125	$0.0550	$10.7304	$54.5321
22	126.6770	-2.91%	$0.3971	$0.0529	$11.1805	$52.4938
23	122.9874	-2.91%	$0.3822	$0.0510	$11.6137	$50.5316
24	119.4052	-2.91%	$0.3679	$0.0491	$12.0307	$48.6428
25	115.9274	-2.91%	$0.3542	$0.0472	$12.4321	$46.8246
26	112.5509	-2.91%	$0.3410	$0.0455	$12.8185	$45.0744
27	109.2727	-2.91%	$0.3282	$0.0438	$13.1905	$43.3895
28	106.0900	-2.91%	$0.3159	$0.0421	$13.5486	$41.7677
29	103.0000	-2.91%	$0.3041	$0.0406	$13.8932	$40.2065
30	100.0000	-2.91%	$0.2928	$0.0390	$14.2250	$38.7036
				Annualized Index Return		0.00%
				Annualized ETN Return		-0.85%

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index underlying those ETNs. Investing in a series of ETNs is not equivalent to investing directly in the underlying index components or Index itself. See “The Indices” below for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Risks Associated with Each Series of ETNs

Even If the Value of the Underlying Index at Maturity or upon Early Redemption Exceeds the Initial Level, You May Receive Less Than the Principal Amount of Your ETNs

Because the investor fee and the futures execution cost reduces the amount of your return at maturity or upon early redemption, the value of the Index underlying your ETNs must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption of your ETNs. Because the investor fee is calculated and subtracted from the applicable closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year. Similarly, the futures execution cost is subtracted from the applicable closing indicative value on a daily basis on each calendar day, and the net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year. Therefore, if the value of the Index underlying your ETNs decreases or does not increase sufficiently to offset the investor fee and the futures execution cost, you will receive less than the principal amount of your investment at maturity or upon early redemption of your ETNs.

You Will Not Benefit from Any Increase in the Value of the Underlying Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index underlying your ETNs does not increase by an amount sufficient to offset the investor fee and the futures execution cost between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon early redemption. This will be true even if the value of the Index underlying your ETNs as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee and futures execution cost.

The Pure Beta Series 2 Methodology May Produce Returns that Underperform the Single Commodity Reference Indices.

The Indices are proprietary indices designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology to the exchange-traded futures contract for the same physical commodity underlying a corresponding Single Commodity Reference Index. Although the Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply distortions, there can be no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives. If the Pure Beta Series 2 Methodology does not succeed in these objectives, then an investment in the ETNs may underperform compared to an investment in instruments linked to the corresponding Single Commodity Reference Index, possibly by a substantial margin.

The Pure Beta Series 2 Methodology May Result in Allocation to Futures Contracts that Increase Negative Roll Yields.

Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the relevant index’s rolling criteria), the futures contracts underlying the Indices may be rolled into futures contracts with more distant expiration dates, as selected by the Pure Beta Series 2 Methodology. The Pure Beta Series 2 Methodology may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive roll yield or less negative roll yield would have resulted by investing in and rolling into futures contracts with a nearer expiration. If this were to occur, your investment in the ETNs may underperform compared to an investment in instruments linked to traditional commodity indices or linked to the corresponding Single Commodity Reference Index.

Historical Levels Of Any Index should not be Taken as an Indication of the Future Performance or Volatility of Your ETNs.

As the Indices were launched on October 30, 2009, limited actual historical information on the performance of any Index is available. It is impossible to predict whether any Index or Single Commodity Reference Index will rise or fall. The level of each Index reflects the change in prices for futures contracts for underlying physical commodities, which may be influenced by many unpredictable factors, as described further herein. As a result, the actual volatility and performance of the Index over the term of your ETNs may bear little relation to the historical levels of the underlying Index.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of holder redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of holder redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of holder redemption and confirmation of holder redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs –Redemption Procedures” for more information.

We May Redeem a Series of ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” a series of ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity. If we elect to redeem a series of ETNs, we will deliver written notice of such election to redeem to the holders of those ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the relevant series of ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem a series of ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following delivery of the issuer redemption notice.

The Market Value of Each Series of ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the ETNs in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the ETNs. We expect that generally the value of the relevant futures contracts and the Index underlying your ETNs will affect the market value of those ETNs more than any other factor. Other factors that may influence the market value of a series of ETNs include:

•	prevailing spot price for the physical commodities underlying the Indices;

•	the time remaining to the maturity of the ETNs;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•

economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the relevant futures contracts (see “—Commodity Prices May Change Unpredictably, Affecting the Value of the Indices and the Value of Your ETNs in Unforeseeable Ways” for more information);

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Commodity Prices May Change Unpredictably, Affecting the Value of the Indices and the Value of Your ETNs in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the index components, is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the Index underlying your ETNs and therefore the value of your ETNs in varying ways, and different factors may cause the prices of index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile

The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries.

Certain commodities are used primarily in one industry, and fluctuations in levels of activity in (or the availability of alternative resources to) one industry may have a disproportionate effect on global demand for a particular commodity. Moreover, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on the those markets. Political, economic and other developments that affect those countries may affect the value of the commodities underlying the index components included in an Index and, thus, the value of the ETNs linked to that Index.

In addition, because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply-related events in such countries or with such produces could have a disproportionate impact on the prices of such commodities and therefore the value of your ETNs.

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your ETNs

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index underlying your ETNs and, therefore, the value of your ETNs.

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption

Each Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Indices approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the value of the Index underlying your ETNs and, accordingly, decrease the payment you receive at maturity or upon redemption.

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs

The commodities futures contracts that underlie the Indices are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the ETNs. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodities futures contracts that underlie the Indices, which could adversely affect the prices of such contracts and, in turn, the market value of the ETNs and the amounts payable on the ETNs at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

Moreover, even if such legislative, regulatory or other market changes do not result in an issuer redemption, or we do not exercise our right to redeem the ETNs, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts included in the Indices, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the ETNs.

Concentration Risks Associated with the Indices May Adversely Affect the Value of the ETNs

Because each series of ETNs is linked to an Index, which is comprised of one or more contracts on physical commodities, they will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index. Your investment may carry risks similar to a concentrated securities investment in one issuer.

The Indices May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Indices are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, any Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Indices and the ETNs

Because the value of each of the Indices is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the index components included in the Index to which the ETNs are linked remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your ETNs.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

You Will Not Receive Interest Payments on the ETNs or Have Rights in the Index Components

You will not receive any periodic interest payments on the ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index underlying those ETNs may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying the index components.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Indices or Index Components May Impair the Market Value of the ETNs

As described in the section entitled “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under any series of ETNs by purchasing index components (including the underlying physical commodities), futures or options on index components or Indices, or other derivative instruments with returns linked to the performance of index components or Indices, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of index components and the value of the Indices and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in index components, futures or options on index components, the physical commodities underlying the index components or the Indices, and other investments relating to index components or the Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the index components or the value of the Indices and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs of any series outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for a series of ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or Indices, or other derivative instruments with returns linked to the performance of index components or Indices that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of any Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the index components and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the value of the Indices and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect the ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor for the Indices and the Single Commodity Reference Indices. The index sponsor is responsible for the composition, calculation and maintenance of each Index and Single Commodity Reference Index. As discussed in “Specific Terms of the ETNs – Discontinuance or Modification of the Indices” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of each Index and Single Commodity Reference Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Specific Terms of the ETNs – Discontinuance or Modification of the Indices” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Indices or Index Components Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Indices could affect the value of the Indices and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

The index sponsor may modify the methodology for calculating the value of any of the Indices. In addition, as described in “The Index—Modifications to the Indices” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which any Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of any Index, in which case it may become difficult to determine the market value of the affected Index. Any such changes could adversely affect the value of the ETNs.

If events such as these occur, or if an Index value is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index value. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuation or Modification of the Indices” and “Specific Terms of the ETNs—Role of Calculation Agent”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for each series of ETNs. The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of an Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the value of an Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of that Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an Index on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event with respect to that Index has occurred or is continuing on such valuation date. If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for any series of ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date (in the case of either holder redemption or issuer redemption) for a series of ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the Index value for such day. See “Specific Terms of the ETNs—Market Disruption Event” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable daily index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable daily index factor and, accordingly, decrease the payment you receive at maturity or upon early redemption.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the relevant Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the relevant Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any regulated futures contracts in the relevant Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the relevant Index rebalances or each time a futures contract tracked by the relevant Index rolls, and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

Additional Risks Associated with the Aluminum ETNs

The Aluminum ETNs May Be Subject to Certain Risks Specific to Aluminum as a Commodity

Aluminum is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described above, the Aluminum Index may be subject to a number of additional factors specific to industrial metals, and in particular aluminum, that might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular aluminum, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the level of the Aluminum Index, and the market value of the Aluminum ETNs, may offset or enhance the effect of another factor.

The London Metal Exchange’s Use of or Omission to Use Price Controls May Result in Limited Appreciation but Unlimited Depreciation in the Price of the Index Component and, Therefore, the Value of the Aluminum ETNs

The futures contract on aluminum that is included in the Aluminum Index is traded on the London Metal Exchange (the “LME”) and not on a U.S. futures exchange. U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits”. In contrast, the LME, has no daily price fluctuation limits to restrict the extent of daily fluctuations in the prices of contracts traded on the LME, including the index component. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the index component, would continue to decline without limitation within a trading day or over a period of trading days. A steep decline in the price of the index component could have a significant adverse impact on the value of the Aluminum Index and, therefore, the value of the Aluminum ETNs.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. Impositions of such backwardation limits could adversely affect the value of the Aluminum Index and, therefore, the value of the Aluminum ETNs.

Contracts Traded on the LME Are Exposed to Concentration Risks Beyond Those Characteristic of Futures Contracts On U.S. Futures Exchanges

Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of the index component, they could adversely affect the Aluminum Index and, therefore, the value of the Aluminum ETNs.

Additional Risks Associated with the Cocoa ETNs

The Cocoa ETNs May Be Subject to Certain Risks Specific to Cocoa as a Commodity

Cocoa is an agricultural commodity and a soft commodity. Consequently, in addition to factors affecting commodities generally that are described above, the Cocoa Index may be subject to a number of additional factors specific to agricultural commodities and softs, and in particular cocoa, that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	planting decisions; and

•	changes in demand for agricultural products or softs, and in particular cocoa, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the level of the Cocoa Index, and the market value of the Cocoa ETNs, may offset or enhance the effect of another factor.

Additional Risks Associated with the Coffee ETNs

The Coffee ETNs May Be Subject to Certain Risks Specific to Coffee as a Commodity

Coffee is an agricultural commodity and a soft commodity. Consequently, in addition to factors affecting commodities generally that are described above, the Coffee Index may be subject to a number of additional factors specific to agricultural commodities and softs, and in particular coffee, that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	planting decisions; and

•	changes in demand for agricultural products or softs, and in particular coffee, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the level of the Coffee Index, and the market value of the Coffee ETNs, may offset or enhance the effect of another factor.

Additional Risks Associated with the Copper ETNs

The Copper ETNs May Be Subject to Certain Risks Specific to Copper as a Commodity

Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described above, the Copper Index may be subject to a number of additional factors specific to industrial metals, and in particular copper, that might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the level of the Copper Index, and the market value of the Copper ETNs, may offset or enhance the effect of another factor.

Additional Risks Associated with the Cotton ETNs

The Cotton ETNs May Be Subject to Certain Risks Specific to Cotton as a Commodity

Cotton is an agricultural commodity and a soft commodity. Consequently, in addition to factors affecting commodities generally that are described above, the Cotton Index may be subject to a number of additional factors specific to agricultural commodities and softs, and in particular cotton, that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	planting decisions; and

•	changes in demand for agricultural products or softs, and in particular cotton, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the level of the Cotton Index, and the market value of the Cotton ETNs, may offset or enhance the effect of another factor.

Additional Risks Associated with the Crude Oil ETNs

The Crude Oil ETNs May be Subject to Certain Risks Specific to WTI Crude Oil as a Commodity

As an energy-related commodity, WTI Crude Oil may be subject to a number of risks specific to energy-related commodities, and in particular to WTI Crude Oil, that may adversely affect its price or result in price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	technological advances or the discovery of new oil reserves leading to increases in the worldwide production of crude oil;

•	further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	geopolitical events; and

•	costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the Crude Oil Index, and the market value of the Crude Oil ETNs, may offset or enhance the effect of another factor.

In addition, WTI Crude Oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the amount payable at maturity or upon early redemption will not be more volatile than world crude oil prices generally.

WTI Crude Oil Prices May Change Unpredictably, Affecting the Level of an Index and the Value of the ETNs Linked to Such Index in Unforeseeable Ways

Trading in commodity futures contracts, including futures contracts for WTI Crude Oil, is speculative and can be extremely volatile. It is expected that generally the market value of ETNs linked to the Crude Oil Index will depend primarily on the market price of crude oil. Crude oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors and events, as described herein. Crude oil prices are generally more volatile and subject to greater dislocation than prices of other commodities. Crude oil prices may change rapidly over a short period of time as a result of supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. These events tend to effect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. Over the past few years, crude oil prices have experienced unprecedented volatility and have reached historically high levels followed by precipitous declines. There can be no assurance that crude oil prices will reach their historic highs again or that such volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the price of the futures contracts underlying the Crude Oil Index, and as a result, the market value of your ETNs and the amount you receive at maturity or upon early redemption.

In addition, crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks of oil may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for the available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors on the price of crude oil. Sudden and dramatic changes in the futures market may also occur, for example, upon commencement of hostilities, or cessation of existing hostilities, that may exist in countries or regions producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Any such changes in the supply and demand of crude oil may result in significant volatility in the price of the reference asset and accordingly, may adversely affect the market value of the Crude Oil ETNs and the payment you receive at maturity or upon early redemption.

Additional Risks Associated with the Lead ETNs

The Lead ETNs May Be Subject to Certain Risks Specific to Lead as a Commodity

Lead is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described above, the Lead Index may be subject to a number of additional factors specific to industrial metals, and in particular lead, that might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular lead, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the level of the Lead Index, and the market value of the Lead ETNs, may offset or enhance the effect of another factor.

The LME’s Use of or Omission to Use Price Controls May Result in Limited Appreciation but Unlimited Depreciation in the Price of the Index Component and, Therefore, the Value of the Lead ETNs

The futures contract on lead that is included in the Lead Index is traded on the LME and not on a U.S. futures exchange. U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits”. In contrast, the LME, has no daily price fluctuation limits to restrict the extent of daily fluctuations in the prices of contracts traded on the LME, including the index component. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the index component, would continue to decline without limitation within a trading day or over a period of trading days. A steep decline in the price of the index component could have a significant adverse impact on the value of the Lead Index and, therefore, the value of the Lead ETNs.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. Impositions of such backwardation limits could adversely affect the value of the Lead Index and, therefore, the value of the Lead ETNs.

Contracts Traded on the LME Are Exposed to Concentration Risks Beyond Those Characteristic of Futures Contracts On U.S. Futures Exchanges

Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of the index component, they could adversely affect the value of the Lead Index and, therefore, the value of the Lead ETNs.

Additional Risks Associated with the Nickel ETNs

The Nickel ETNs May Be Subject to Certain Risks Specific to Nickel as a Commodity

Nickel is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described above, the Nickel Index may be subject to a number of additional factors specific to industrial metals, and in particular nickel, that might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular nickel, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the level of the Nickel Index, and the market value of the Nickel ETNs, may offset or enhance the effect of another factor.

The LME’s Use of or Omission to Use Price Controls May Result in Limited Appreciation but Unlimited Depreciation in the Price of the Index Component and, Therefore, the Value of the Nickel ETNs

The futures contract on nickel that is included in the Nickel Index is traded on the LME and not on a U.S. futures exchange. U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits”. In contrast, the LME, has no daily price fluctuation limits to restrict the extent of daily fluctuations in the prices of contracts traded on the LME, including the index component. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the index component, would continue to decline without limitation within a trading day or over a period of trading days. A steep decline in the price of the index component could have a significant adverse impact on the value of the Nickel Index and, therefore, the value of the Nickel ETNs.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. Impositions of such backwardation limits could adversely affect the value of the Nickel Index and, therefore, the value of the Nickel ETNs.

Contracts Traded on the LME Are Exposed to Concentration Risks Beyond Those Characteristic of Futures Contracts On U.S. Futures Exchanges

Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of the index component, they could adversely affect the value of the Nickel Index and, therefore, the value of the Nickel ETNs.

Additional Risks Associated with the Sugar ETNs

The Sugar ETNs May Be Subject to Certain Risks Specific to Sugar as a Commodity

Sugar is an agricultural commodity and a soft commodity. Consequently, in addition to factors affecting commodities generally that are described above, the Sugar Index may be subject to a number of additional factors specific to agricultural commodities and softs, and in particular sugar, that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol demand;

•	planting decisions; and

•	changes in demand for agricultural products or softs, and in particular sugar, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the level of the Sugar Index, and the market value of the Sugar ETNs, may offset or enhance the effect of another factor.

THE INDICES

The Indices are designed to give investors exposure to the returns of fully collateralized futures positions in the commodity underlying each Index, while mitigating the effects of certain distortions in the commodity futures markets on such returns through the application of the Pure Beta Series 2 methodology (the “Pure Beta Series 2 Methodology”).

Each Index is linked to futures contracts on the same single physical commodity (each, an “Index Commodity”) underlying a corresponding Barclays Single Commodity Series 2 Total Return Index (each, a “Single Commodity Reference Index” and together, the “Single Commodity Reference Indices”), as described in Table 1 below. The level of each Index is calculated in the same manner as the underlying Single Commodity Reference Index, except for adjustments to reflect the application of the Pure Beta Series 2 Methodology, as described further under “The Pure Beta Series 2 Methodology” below.

Table 1:

Index	Single Commodity Reference Index	Index Commodity
Barclays Aluminum Pure Beta TR Index	Barclays Aluminum Series 2 Total Return IndexTM	Aluminum
Barclays Cocoa Pure Beta TR Index	Barclays Cocoa Series 2 Total Return IndexTM	Cocoa
Barclays Coffee Pure Beta TR Index	Barclays Coffee Series 2 Total Return IndexTM	Coffee
Barclays Copper Pure Beta TR Index	Barclays Copper Series 2 Total Return IndexTM	Copper
Barclays Cotton Pure Beta TR Index	Barclays Cotton Series 2 Total Return IndexTM	Cotton
Barclays Lead Pure Beta TR Index	Barclays Lead Series 2 Total Return IndexTM	Lead
Barclays Nickel Pure Beta TR Index	Barclays Nickel Series 2 Total Return IndexTM	Nickel
Barclays Sugar Pure Beta TR Index	Barclays Sugar Series 2 Total Return IndexTM	Sugar
Barclays WTI Crude Oil Pure Beta TR Index	Barclays WTI Crude Series 2 Total Return IndexTM	West Texas Intermediate Crude Oil

Each Index is comprised of an exchange-traded futures contract for the relevant underlying Index Commodity, which is rolled on a monthly basis. As described further in the section entitled “The Commodities Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices, such as the Single Commodity Reference Indices, generally roll into the “next nearby” futures contract (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule). As a result, the next nearby futures contract may be subject to market speculation, which may affect the price of such futures contract. In addition, supply disruptions in the market for the given commodity may affect the price of the next nearby futures contract for that commodity more significantly than prices for futures contracts expiring in later months. The Pure Beta Series 2 Methodology seeks to mitigate the potential effect of these investment flow and supply disruption distortions by allowing each Index to roll into one of a series of futures contracts for the relevant commodity with more distant expirations, selected using certain rules-based allocation criteria described below. Through the application of the Pure Beta Series 2 Methodology, each Index thus seeks to provide returns that are more representative of the price performance of the underlying Index Commodity than those that are available through the traditional commodity indices.

In addition, the rolling process described above generates “roll yield”. When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, the commodity markets are in “contango” and rolling the futures contract may result in a loss that is referred to as a “negative roll yield”. When the opposite is true, the commodity markets are in “backwardation” and rolling the futures contract may result in a gain that is referred to as “positive roll yield”. Because the Indices may roll into more distant contract expirations, they offer the potential to reduce negative roll yield.

The Commodity Futures Markets

Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contract included in each Index is an exchange-traded futures contract. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “nearby futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Traditional commodity indices, such as the Single Commodity Reference Indices, generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “next nearby futures contract”). By comparison, the Indices may roll into any of a number of specified longer-dated futures contracts selected using the Pure Beta Series 2 Methodology Strategy, and not necessarily the contract with the next nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Single Commodity Reference Indices

The Single Commodity Reference Indices reflect the returns available by maintaining a rolling position in an underlying futures contract. Each Single Commodity Reference Index is composed of a single commodity futures contract that, except during the Roll Period (as described below), is a futures contract with a specified settlement date for a particular month (the “current futures contract”). Each Single Commodity Reference Index maintains its exposure to the related commodity futures contract by closing out its position in the current futures contract and establishing a new position in the futures contract for the next succeeding month during the roll period (the “roll futures contract”). Subject to the occurrence of a roll adjustment event, each Single Commodity Reference Index rolls from the current futures contract to the roll futures contract from the fifth to the ninth Reference Index Business Days of each month (the “Roll Period” and each such day, a “Roll Day”). A “Reference Index Business Day” is a day on which the Single Commodity Reference Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule and as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto. Any deviation from such Reference Index Business Day schedule will be announced by Barclays Bank PLC (in such capacity, the “Reference Index Sponsor”).

The Single Commodity Reference Index is a total return index. The return from investing in the futures contract underlying each Index derives from changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on cash or cash-equivalents that fully collateralizes the position established in the relevant futures contract (the “Treasury Bill return”).

Each Single Commodity Reference Index is maintained and calculated by the Reference Index Sponsor, and is denominated in U.S. dollars. The Reference Index Sponsor calculates the level of each Single Commodity Reference Index at the close of business, New York time, on each Reference Index Business Day with respect to the prior Reference Index Business Day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter.

Calculation of Each Single Commodity Reference Index

The level of each Single Commodity Reference Index is deemed to have been 100.0000 on December 30, 1999, which we refer to as the “Reference Index commencement date”. On any given Reference Index Business Day, the level of each Single Commodity Reference Index is equal to:

where:

“TRt ” means the Single Commodity Reference Index level on Reference Index Business Day t;

“TRt-1 ” means the Single Commodity Reference Index level on the Reference Index Business Day that immediately precedes Reference Index Business Day t;

“PRt” means the daily price return of the current futures contract on Reference Index Business Day t calculated using the formulae below;

“TBILLRt” means the Treasury Bill return on Reference Index Business Day t calculated using the formula below; and

“n” means the number of non Reference Index Business Days between Reference Index Business Day t and the immediately preceding Reference Index Business Day.

The Single Commodity Reference Index level is rounded to seven significant figures (with halves rounded up).

The daily price return (“PRt”) on any given Reference Index Business Day outside of the Roll Period is calculated as follows:

where:

“PRt ” means the daily price return of the current futures contract on Reference Index Business Day t;

“Pk,t” means the closing price for the current futures contract on Reference Index Business Day t; and

“Pk,t-1” means the closing price for the current futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t.

The daily price return (“PRt”) on any given Reference Index Business Day during the Roll Period is calculated as follows:

where:

“PRt ” means the daily price return of the current futures contract and roll futures contract on Reference Index Business Day t;

“CWk,t-1” means, subject to the occurrence of a roll adjustment event, the contract weight for the current futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t; the contract weight for the current futures contract is equal to 1.0 at the start of each month and is reduced by one fifth on each Roll Day, starting on the first Roll Day, such that on the last Roll Day during the Roll Period, it is equal to 0.0;

“Pk,t” means the closing price for the current futures contract on Reference Index Business Day t;

“Pk,t-1” means the closing price for the current futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t;

“P’k,t” means the closing price for the roll futures contract on Reference Index Business Day t; and

“P’k,t-1” means the closing price for the roll futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t.

The Treasury Bill return on any given Reference Index Business Day (“TBILLRt”) is calculated as follows:

where:

“TBILLt-1 ” means the high rate for the most recent 13-week (91-day) U.S. Treasury bill auction prior to index business day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on http://www.treasurydirect.gov/RI/OFBills, or any successor website thereto, under column “Discount Rate %” or, if this source is not available, such other source as the Reference Index Sponsor may determine in its sole discretion.

Roll Adjustments

If, on any Reference Index Business Day during a Roll Period, a “roll adjustment event” occurs, then the contract weight for the current futures contract underlying the relevant Single Commodity Reference Index will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Reference Index Business Day (the “deferred portion”) will roll on the next Reference Index Business Day on which no roll adjustment event is occurring. If roll adjustment events occur on successive Reference Index Business Days during the Roll Period, then all deferred portions will roll on the next Reference Index Business Day on which no roll adjustment event is occurring. If such next Reference Index Business Day is also a Roll Day, then both the deferred portion(s) and the portion scheduled to roll on such Roll Day will roll on such next Reference Index Business Day. If the roll of the current futures contract into the roll futures contract is not completed during the Roll Period as a result of the occurrence of one or more roll adjustment events on one or more Roll Days, then the deferred portion(s) will roll on the first Reference Index Business Day after the Roll Period on which no roll adjustment event is occurring.

Any of the following will constitute a “roll adjustment event”:

•	the relevant commodities exchange or other price source is not open for trading;

•	a failure by the relevant commodities exchange or other price source to announce or publish the closing price(s) for the relevant futures contract(s);

•	a material limitation, suspension, or disruption of trading in the relevant futures contract;

•

the closing price(s) for the relevant futures contract(s) is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•

any other event that the Reference Index Sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the relevant futures contracts or the proper functioning of the relevant commodities exchange.

The Indices—General Information

The Indices are designed to give investors exposure to the performance of a fully collateralized investment in futures contracts on each of the Index Commodities, while mitigating the effects of certain distortions in the commodity futures markets on such returns through the application of the Pure Beta Series 2 Methodology. Each Index is linked to futures on the same physical commodity as a corresponding Single Commodity Reference Index. However, unlike the Single Commodity Reference Indices, which roll monthly into the roll futures contract for the underlying Index Commodity in accordance with a pre-determined roll schedule, each of the Indices may roll into the next nearby futures contract or one of a number of futures contracts with more distant expiration dates, selected using the Pure Beta Series 2 Methodology. Each such contract chosen by the Pure Beta Series 2 Methodology is referred to as the “Selected Contract”.

The level of each Index is calculated using the same methodology as the corresponding Single Commodity Reference Index, except for adjustments to reflect the inclusion of the Selected Contract for each Index.

The Indices are proprietary indices developed, owned and calculated by Barclays Bank PLC, as index sponsor. The methodology for calculating the Indices is subject to modification by the index sponsor, as described under “Modifications to the Indices” below. For purposes of each Index, an “index business day” is a day on which the relevant Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto. Additionally, each day that the relevant exchange for futures contracts underlying each Index is open for trading is referred to as the “Exchange Business Day” for such exchange. The roll period for each Index is the same as the Roll Period for the corresponding Single Commodity Reference Index.

Contract Selection using Pure Beta Series 2 Methodology

On the last index business day of each month (the “Observation Date”), and for the Index Commodity underlying each of the Indices, a non-discretionary selection process is used to determine the new Selected Contract for such Index for the following month. Specifically, the Selected Contract for each relevant Index Commodity will be the futures contract in which the Selected Tenor Index will invest during the next roll period of the Selected Tenor Index. For each relevant Index Commodity, a “Selected Tenor Index” is determined using the following steps:

Step 1: Calculate the Front Year Average Price Index for each Index Commodity

The “Front Year Average Price Index” for an Index Commodity is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by the Open Interest for such futures contracts. For purposes of calculating the “Front Year Average Price” underlying the Front Year Average Price Index, the “Open Interest” on any index business day for each futures contract expiring in any delivery month is defined as the number of such futures contracts traded that have not yet been liquidated either by an offsetting transaction or by delivery of the underlying commodity, as reported by the relevant exchange on the day falling one Exchange Business Day prior to that index business day (or two Exchange Business Days prior to that index business day if such futures contract is listed on the LME). The futures contracts included in a “front year” are defined to be every contract from the then current futures contract referenced in the Nearby Tenor Index for the relevant Index Commodity to and including the futures contract referenced in the Longest Tenor Index, each as defined below. During the Roll Period, the Front Year Average Price will be calculated using the current futures contract and the futures contract into which each Index is rolling, weighted in proportion to their relative roll weight.

Step 2: Calculate the Tracking Error between the Front Year Average Price Index and each Tenor Index in respect of each Index Commodity.

The Tenor Indices

A “Tenor Index” for an Index Commodity tracks the performance of holding and rolling a series of futures contracts for that commodity (each, a “Tenor Contract”). A “Nearby Tenor Index” for an Index Commodity tracks the performance of holding and rolling the futures contract expiring in the closest delivery month. Each Tenor Index linked to a futures contract with more distant delivery months tracks the performance of holding and rolling the futures contracts that would underlie the Nearby Tenor Index a number of months (or “n-months”) in the future. The “Longest Tenor Index” tracks the performance of holding and rolling the futures contract that will underlie the Nearby Tenor Index the greatest number of months in the future (as identified by the number of months available). The “rolling” of futures contracts in a

Tenor Index (from the first nearby futures contract to the next nearby futures contract, based on the Designated Contract Futures Roll Schedule in Table 3 below), where applicable, occurs each month for five business days, starting on the fifth Tenor Index Business Day each month, where “Tenor Index Business Days” are determined according to the NYSE Euronext Holiday & Hours schedule (as published on the NYSE Euronext website).

Table 2 below provides the delivery month for the Designated Contract for each Index Commodity at the start of any calendar month.

Table 2: Designated Contract Futures Roll Schedule

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month (delivery month letters are set out in Table 3).
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	Aluminum (High Grade Primary)	G	H	J	K	M	N	Q	U	V	X	Z	F
Cocoa	Cocoa	H	H	K	K	N	N	U	U	Z	Z	Z	H
Coffee	Coffee “C”	H	H	K	K	N	N	U	U	Z	Z	Z	H
Copper	Copper (Grade A)	G	H	J	K	M	N	Q	U	V	X	Z	F
Cotton	Cotton No. 2	H	H	K	K	N	N	Z	Z	Z	Z	Z	H
Lead	Lead (Standard)	G	H	J	K	M	N	Q	U	V	X	Z	F
Nickel	Primary Nickel	G	H	J	K	M	N	Q	U	V	X	Z	F
Sugar	Sugar No. 11	H	H	K	K	N	N	V	V	V	H	H	H
WTI Crude Oil	Oil (WTI Crude)	G	H	J	K	M	N	Q	U	V	X	Z	F

Table 3 below lists the delivery months associated with each letter in Table 2 above. For example, in Table 2, the delivery month for the Designated Contract for Aluminum at the start of January will be the futures contract that expires in February, based on the delivery month associated with the letter G in Table 3.

Table 3: Contract Delivery Month Letters

Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

Tracking Error

The objective of the Pure Beta Series 2 Methodology is, for the Index Commodity underlying each Index, to select a Tenor Index that best tracks the Front Year Average Price Index, subject to certain minimum liquidity criteria (as described in Step 3 below) and market distortion constraints (as described in Step 4 below). On each Observation Date, the “Tracking Error” for each Tenor Index is equal to the standard deviation of (a) the daily return on the Tenor Index on the Observation Date minus (b) the daily return of the Front Year Average Price Index for the same futures contract for the immediately preceding three-month period. For each relevant commodity, the Tenor Index with the lowest Tracking Error will be the Selected Tenor Index, subject to certain minimum liquidity criteria and market distortion constraints.

Step 3: Determine the Tenor Liquidity Weight of each Tenor Index

Next, a liquidity filter based on the Tenor Liquidity Weight being greater than 7% is applied. This liquidity constraint aims to ensure that a Selected Contract for each relevant commodity is sufficiently liquid to support an investment, in order to mitigate exposure to illiquid futures contracts which could lead to detrimental investment performance. The “Tenor Liquidity Weight” of each Tenor Index is calculated on the Observation Date and is equal to the Open Interest of the next futures contract that will form part of that Tenor Index during and after the next roll period of the Tenor Index, expressed as a percentage of the total Open Interest for the “front year” futures contracts for the relevant Index Commodity.

Step 4: Determine the Tenor Dislocation Probability for each Tenor Index in respect of the relevant Index Commodity

In addition to the liquidity constraints described in Step 3 above, the Pure Beta Series 2 Methodology seeks to find a balance between tracking the Front Year Average Price for each Index Commodity and avoiding futures contracts that are subject to price distortions. Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts. Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule. Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.

The Pure Beta Series 2 Methodology seeks to avoid selecting futures contracts with dislocated prices by calculating the volatility of each Tenor Index on a daily basis. The methodology operates on the hypothesis that, absent price distortions, price volatility should increase as maturity decreases. Accordingly, the methodology identifies the likelihood of persistent price distortions (the “Tenor Dislocation Probability”) by determining how often the volatility of each futures contract in the relevant Tenor Index has not reflected the hypothesized pattern (the “Tracking Pattern”).

The Tenor Dislocation Probability is calculated using the following steps. First, the short-term price volatility of all the Tenor Indices of a commodity over the last three months is calculated and tested to determine which Tenor Indices conform to the Tracking Pattern. The percentage of days on which each Tenor Index has failed the test over the past three months is then used to estimate the Tenor Dislocation Probability for such Tenor Index.

Step 5. Determine the Selected Tenor Index for each Index Commodity

Finally, using the values determined above, the Selected Tenor Index and, therefore, the Selected Contract for purposes of each Index is determined for each commodity in accordance with the procedures set out below:

(a)	The Tenor Index with the lowest Tracking Error is selected, provided that the Tenor Liquidity Weight for such Tenor Index is greater than or equal to 7% and the Tenor Dislocation Probability for such Tenor Index is less than 40% (if two or more Tenor Indices have the same lowest Tracking Error, the Tenor Index with the nearest delivery month is selected);

(b)	If (a) is not possible, the longest Tenor Index with a Tenor Liquidity Weight greater than or equal to 7% is selected; and

(c)	If neither (a) nor (b) are possible, then the Nearby Tenor Index is selected.

The Selected Contract for each relevant Index Commodity is then deemed to be the Tenor Contract of the Selected Tenor Index for such Index Commodity.

Historical Selection of the Selected Tenor Indices

Table 4 below shows the monthly Selected Tenor Indices for the Index Commodity underlying each Index since November 2009. Note that a “0” indicates the Nearby Tenor Index and other numbers indicate the “n”-months Tenor Index.

Table 4: Historical Tenor Index Selections using the Pure Beta Series 2 Methodology.

	Aluminum	Cocoa	Coffee	Copper	Cotton	Lead	Nickel	Sugar	WTI Crude Oil
Nov-09	2	3	3	1	0	2	0	5	2
Dec-09	4	0	3	2	1	2	1	4	1
Jan-10	3	0	2	1	1	1	0	3	3
Feb-10	2	1	3	2	3	2	4	2	2
Mar-10	2	3	2	1	2	2	3	2	2
Apr-10	3	6	1	0	1	2	1	2	1
May-10	2	3	2	1	2	2	2	2	2
Jun-10	4	2	2	0	4	2	1	2	1
Jul-10	3	3	6	2	6	3	3	2	1
Aug-10	2	2	5	1	5	2	2	3	2
Sep-10	2	2	2	3	4	1	1	3	1
Oct-10	1	1	1	2	3	1	1	5	1
Nov-10	2	2	1	1	5	2	1	8	1
Dec-10	4	2	1	2	6	2	1	6	1
Jan-11	2	3	1	1	6	3	3	7	2
Feb-11	2	2	2	2	6	2	2	7	2
Mar-11	1	2	2	1	7	1	1	8	2
Apr-11	1	2	2	0	6	1	1	8	3
May-11	5	8	3	1	5	1	1	6	2
Jun-11	4	7	1	3	7	4	4	2	2
Jul-11	3	2	1	2	3	3	3	2	3
Aug-11	2	2	1	1	1	2	2	3	3
Sep-11	3	3	1	3	2	1	2	3	2
Oct-11	3	3	2	2	0	0	3	5	1
Nov-11	2	3	2	1	1	2	2	5	2
Dec-11	2	2	2	2	1	1	1	5	4
Jan-12	3	2	3	1	3	2	0	4	3
Feb-12	2	2	2	2	2	1	1	3	2
Mar-12	1	2	0	1	2	1	2	2	4

Calculation of the Indices

The initial level of each Index was set to 100.000 as of December 30, 1999. For each index business day thereafter, the level of each Index is calculated by the index sponsor in accordance with the methodology for the corresponding Single Commodity Reference Index, provided, that for purposes of calculation:

1.	the current futures contract for each Index Commodity on such index business day is deemed to be the Selected Contract of such commodity as determined by the Pure Beta Series 2 Methodology, on the Observation Date immediately preceding that Observation Date;

2.	the roll futures contract for each Index Commodity for such index business day is deemed to be the Selected Contract of each commodity as determined by the Pure Beta Series 2 Methodology, on the immediately preceding Observation Date.

The Aluminum Index

The Aluminum Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying High Grade Primary Aluminum futures contract. It is composed of a futures contract, traded on the London Metal Exchange, for 25 metric tons of aluminum, and quoted in U.S. dollars on Bloomberg under the ticker symbol “LA” and Reuters under the ticker symbol “MAL.” The delivery month of the futures contract underlying the Aluminum Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Aluminum Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Aluminum Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2LAPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Aluminum Index was launched on October 30, 2009 and the base date for the Aluminum Index is December 30, 1999. All data relating to the period prior to the launch date of the Aluminum Index is an historical estimate by the index sponsor using available data as to how the Aluminum Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Aluminum Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Aluminum Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	100.6769
December 31, 2001	90.4223
December 31, 2002	88.0556
December 31, 2003	103.8591
December 31, 2004	132.8894
December 30, 2005	167.3379
December 29, 2006	229.4164
December 31, 2007	206.9958
December 31, 2008	127.2568
December 31, 2009	169.0187
December 31, 2010	178.6301
December 30, 2011	141.4260
June 29, 2012	129.8438

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Aluminum Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Cocoa Index

The Cocoa Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying Cocoa futures contract. It is composed of a futures contract, traded on the ICE Futures U.S., for 10 metric tons of cocoa, and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “CC.” The delivery month of the futures contract underlying the Cocoa Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Cocoa Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Cocoa Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2CCPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Cocoa Index was launched on October 30, 2009 and the base date for the Cocoa Index is December 30, 1999. All data relating to the period prior to the launch date of the Cocoa Index is an historical estimate by the index sponsor using available data as to how the Cocoa Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Cocoa Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Cocoa Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	80.7591
December 31, 2001	133.7421
December 31, 2002	241.5524
December 31, 2003	196.0123
December 31, 2004	196.995
December 30, 2005	190.6463
December 29, 2006	198.799
December 31, 2007	242.3634
December 31, 2008	319.7306
December 31, 2009	398.8733
December 31, 2010	351.9638
December 30, 2011	236.9696
June 29, 2012	250.6207

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Cocoa Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Coffee Index

The Coffee Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying Coffee “C” futures contract. It is composed of a futures contract, traded on the ICE Futures U.S., for 37,500 pounds of coffee, and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “KC.” The delivery month of the futures contract underlying the Coffee Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Coffee Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Coffee Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2KCPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Coffee Index was launched on October 30, 2009 and the base date for the Coffee Index is December 30, 1999. All data relating to the period prior to the launch date of the Coffee Index is an historical estimate by the index sponsor using available data as to how the Coffee Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Coffee Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Coffee Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	46.3874
December 31, 2001	26.9072
December 31, 2002	28.8758
December 31, 2003	25.7213
December 31, 2004	35.3957
December 30, 2005	32.9875
December 29, 2006	35.3949
December 31, 2007	34.7897
December 31, 2008	26.0969
December 31, 2009	28.7807
December 31, 2010	48.8437
December 30, 2011	44.0503
June 29, 2012	31.9045

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Coffee Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Copper Index

The Copper Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying Copper (Grade A) futures contract. It is composed of a futures contract, traded on the London Metal Exchange, for 25 metric tons of copper, and quoted in U.S. dollars on Bloomberg under the ticker symbol “LP” and Reuters under the ticker symbol “MCU.” The delivery month of the futures contract underlying the Copper Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Copper Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Copper Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2LPPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Copper Index was launched on October 30, 2009 and the base date for the Copper Index is December 30, 1999. All data relating to the period prior to the launch date of the Copper Index is an historical estimate by the index sponsor using available data as to how the Copper Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Copper Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Copper Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	100.6163
December 31, 2001	82.9901
December 31, 2002	84.8619
December 31, 2003	122.8196
December 31, 2004	187.8249
December 30, 2005	317.3581
December 29, 2006	560.7389
December 31, 2007	634.6657
December 31, 2008	303.2203
December 31, 2009	718.9743
December 31, 2010	927.7323
December 30, 2011	731.5984
June 29, 2012	740.3873

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Copper Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Cotton Index

The Cotton Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying Cotton No. 2 futures contract. It is composed of a futures contract, traded on the ICE Futures U.S., for 50,000 pounds of cotton, and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “CT.” The delivery month of the futures contract underlying the Cotton Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Cotton Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Cotton Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2CTPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Cotton Index was launched on October 30, 2009 and the base date for the Cotton Index is December 30, 1999. All data relating to the period prior to the launch date of the Cotton Index is an historical estimate by the index sponsor using available data as to how the Cotton Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Cotton Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Cotton Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	121.3093
December 31, 2001	62.1682
December 31, 2002	74.1354
December 31, 2003	91.2800
December 31, 2004	51.5207
December 30, 2005	55.4954
December 29, 2006	50.6999
December 31, 2007	53.4244
December 31, 2008	31.8536
December 31, 2009	40.5705
December 31, 2010	73.6048
December 30, 2011	68.4237
June 29, 2012	54.0730

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Cotton Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Crude Oil Index

The Crude Oil Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying WTI Crude Oil futures contract. It is composed of a futures contract, traded on the New York Mercantile Exchange, for 1,000 barrels of West Texas Intermediate Light, Sweet Crude Oil, and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “CL.” The delivery month of the futures contract underlying the Crude Oil Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Crude Oil Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Crude Oil Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2CLPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Crude Oil Index was launched on October 30, 2009 and the base date for the Crude Oil Index is December 30, 1999. All data relating to the period prior to the launch date of the Crude Oil Index is an historical estimate by the index sponsor using available data as to how the Crude Oil Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Crude Oil Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Crude Oil Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	146.0976
December 31, 2001	131.5982
December 31, 2002	210.3626
December 31, 2003	293.7918
December 31, 2004	461.9042
December 30, 2005	644.8020
December 29, 2006	600.0314
December 31, 2007	898.3317
December 31, 2008	449.2601
December 31, 2009	588.5498
December 31, 2010	611.1049
December 30, 2011	616.1478
June 29, 2012	529.5731

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays WTI Crude Oil Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Lead Index

The Lead Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying Lead (Standard) futures contract. It is composed of a futures contract, traded on the London Metal Exchange, for 25 metric tons of lead, and quoted in U.S. dollars on Bloomberg under the ticker symbol “LL” and Reuters under the ticker symbol “MPB.” The delivery month of the futures contract underlying the Lead Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Lead Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Lead Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2LLPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Lead Index was launched on October 30, 2009 and the base date for the Lead Index is December 30, 1999. All data relating to the period prior to the launch date of the Lead Index is an historical estimate by the index sponsor using available data as to how the Lead Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Lead Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Lead Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	96.8714
December 31, 2001	96.7623
December 31, 2002	82.6435
December 31, 2003	131.8406
December 31, 2004	205.5015
December 30, 2005	241.0253
December 29, 2006	407.5498
December 31, 2007	751.3648
December 31, 2008	298.9903
December 31, 2009	698.3627
December 31, 2010	711.4842
December 30, 2011	565.2692
June 29, 2012	511.5137

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Lead Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Nickel Index

The Nickel Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying Primary Nickel futures contract. It is composed of a futures contract, traded on the London Metal Exchange, for 6 metric tons of nickel, and quoted in U.S. dollars on Bloomberg under the ticker symbol “LN” and Reuters under the ticker symbol “MNI.” The delivery month of the futures contract underlying the Nickel Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Nickel Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Nickel Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2LNPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Nickel Index was launched on October 30, 2009 and the base date for the Nickel Index is December 30, 1999. All data relating to the period prior to the launch date of the Nickel Index is an historical estimate by the index sponsor using available data as to how the Nickel Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Nickel Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Nickel Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	96.6549
December 31, 2001	85.1278
December 31, 2002	112.4254
December 31, 2003	269.0745
December 31, 2004	292.3928
December 30, 2005	314.3238
December 29, 2006	936.0176
December 31, 2007	840.8516
December 31, 2008	369.7230
December 31, 2009	573.3568
December 31, 2010	757.7544
December 30, 2011	572.3069
June 29, 2012	507.0714

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Nickel Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Sugar Index

The Sugar Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying World Sugar No. 11 futures contract. It is composed of a futures contract, traded on the ICE Futures U.S., for 112,000 pounds of sugar, and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “SB.” The delivery month of the futures contract underlying the Sugar Index is selected using the Pure Beta Series 2 Methodology, as described in “The Indices” above.

The level of the Sugar Index is calculated on each index business day in the manner described in “Calculation of the Indices” above. Closing levels for the Sugar Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2SBPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).

The Sugar Index was launched on October 30, 2009 and the base date for the Sugar Index is December 30, 1999. All data relating to the period prior to the launch date of the Sugar Index is an historical estimate by the index sponsor using available data as to how the Sugar Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Sugar Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Sugar Index has performed from October 30, 2009 onwards.

Date	Index Value
December 30, 1999	100.0000
December 29, 2000	157.9189
December 31, 2001	141.3772
December 31, 2002	171.7008
December 31, 2003	157.9511
December 31, 2004	235.4273
December 30, 2005	378.9500
December 29, 2006	326.8375
December 31, 2007	313.1401
December 31, 2008	296.1589
December 31, 2009	524.4493
December 31, 2010	700.5395
December 30, 2011	726.3451
June 29, 2012	667.4546

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Sugar Pure Beta TR Index Historical Performance

December 30, 1999 – June 29, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Indices

The index sponsor does not presently intend to modify any of the Indices. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Indices. The index sponsor will publish any such modifications on http://www.barcap.com/indices/.

Index Disruption Events

If, on any index business day, an Index Disruption Event (as defined below) occurs that, in the sole discretion of the index sponsor, affects any Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the relevant Index as the index sponsor considers necessary in order to maintain the objectives of such Index, or (b) the level of the relevant Index as the index sponsor considers appropriate;

•	defer publication of the relevant Index level and any other information relating to such Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•

replace any futures contract underlying such Index and/or the corresponding Single Commodity Reference Index with any successor reference asset(s) that the index sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of such Index in its sole discretion at any time; and/or

•	discontinue supporting such Index or terminate the calculation of the level of the relevant Index and the publication of the level of the relevant Index.

Any of the following will be an “Index Disruption Event”:

•

a material limitation, suspension or disruption in the trading of the futures contract underlying any Index (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of such futures contract imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price such futures contract on any index business day;

•

the index sponsor determines, in its sole discretion, that the futures contract underlying any Index has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that the futures contract underlying any Single Commodity Reference Index has ceased (or will cease) to be publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of the futures contract underlying any Index and/or a Single Commodity Reference Index has occurred, and/or (b) any event or measure that results in such futures contract and/or the Single Commodity Reference Index being changed or altered has occurred;

•

the index sponsor deems it necessary, at any time and in its sole discretion, to replace an Index and/or a Single Commodity Reference Index with an appropriate successor or appropriate successors in order to maintain the objectives of an Index;

•

the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change such futures contract or the methodology used to compose or calculate any Index;

•	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of any Index impossible or infeasible, technically or otherwise, or that makes such Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•

a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events

If a Reference Index Change Event (as defined below) occurs, the index sponsor shall modify the relevant Index in order to reflect the changes to the corresponding Single Commodity Reference Index, except in circumstances where, as a result of such changes:

•	such Index would cease to be a “tradable” Index that is readily accessible to market participants; and/or

•	it would be impossible or impractical for the index sponsor to continue to apply the Pure Beta Series 2 Methodology in each case as determined in the sole discretion of the index sponsor, in which case the index sponsor may, in its sole discretion:

•	make such determinations and/or adjustments to the relevant Index as the index sponsor considers necessary in order to maintain the objectives of such Index; or

•	continue to use the version of the relevant Index that was used by the index sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.

A “Reference Index Change Event” means any change to any Single Commodity Reference Index made by the Reference Index Sponsor, as determined by the index sponsor in its sole discretion, including, without limitation, the inclusion of a new Index Commodity in a Single Commodity Reference Index.

Index Force Majeure Events

If, on any index business day, an Index Force Majeure Event (as defined below) occurs that, in the sole discretion of the index sponsor, affects any Index, the index sponsor may, in order to take into account such Index Force Majeure Event:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the relevant Index as the index sponsor considers necessary in order to maintain the objectives of such Index, or (b) the level of the relevant Index as the index sponsor considers appropriate; and/or

•

defer publication of the level of the relevant Index and any other information relating to the relevant Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects any Index and/or any futures contract underlying any Index and/or any Single Commodity Reference Index.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to calculate the Indices, from time to time it may be necessary to modify the methodology (including the information or inputs on which any Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the level of any Index.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to any Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of any Index, the place and time of the publication of the level of any Index and the frequency of publication of the level of the Index.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of any Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of any Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to any Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of any Index or publication of the level of any Index (or failure to publish such level) and any use to which any person may put any Index or any Index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of any Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of each series of ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index underlying your ETNs on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of a series of ETNs include, but are not limited to, supply and demand for the series of ETNs, the volatility of the Index underlying the ETNs, the market price of index components included in that Index, the Treasury Bill rate of interest, the volatility of commodities prices, economic, financial, political, regulatory, or judicial events that affect the value of the Index or the market price of index components included in that Index, the general interest rate environment, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An intraday indicative value meant to approximate the intrinsic economic value of each series of ETNs will be calculated and published every 15 seconds during each trading day by NYSE Arca or a successor via the facilities of the Consolidated Tape Association under the following ticker symbols:

•	Aluminum ETNs: FOIL.IV

•	Cocoa ETNs: CHOC.IV

•	Coffee ETNs: CAFE.IV

•	Copper ETNs: CUPM.IV

•	Cotton ETNs: CTNN.IV

•	Crude Oil ETNs: OLEM.IV

•	Lead ETNs: LEDD.IV

•	Nickel ETNs: NINI.IV

•	Sugar ETNs: SGAR.IV

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time determined based on the following equation:

Intraday Indicative Value = Closing Indicative Value on the immediately preceding calendar day × Current Daily Index Factor where:

Closing Indicative Value = The closing indicative value of a series of ETNs as described in this pricing supplement;

Current Daily Index Factor = The most recent published level of the Index underlying the ETNs as reported by the index sponsor / the closing level of that Index on the immediately preceding trading day; and

The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Furthermore, as the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the futures execution cost or the investor fee that may have accrued over the course of such trading day. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs. Index levels provided by the index sponsor will not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the ETNs may be different from their intraday indicative value.

As discussed in “Specific Terms of the ETNs – Payment Upon Holder Redemption and Upon Issuer Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment on such date in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

NYSE Arca is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The closing indicative note value, the intraday indicative note value and other information furnished in connection with each series of ETNs will be derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the closing indicative note value, the intraday indicative note value or other information furnished in connection with each series of ETNs. NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO EACH SERIES OF ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO EACH SERIES OF ETNs.

NYSE Arca and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either NYSE Arca or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative note value, the intraday indicative note value or any data included therein with respect to any series of ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative note value, the intraday indicative note value or any data included therein with respect to any series of ETNs, from whatever cause. NYSE Arca is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Indices or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

Each series of ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to each series of ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.

Payment at Maturity

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the applicable closing indicative value on the final valuation date for your ETNs.

Inception, Issuance and Maturity

Each series of ETNs was first sold on April 20, 2011, which we refer to as their inception date. Each series of ETNs was first issued on April 26, 2011, and will be due on April 18, 2041.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “– Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Upon Issuer Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer) to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you redeem your ETNs on a particular redemption date, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the applicable closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 ETNs. Any such reduction will be applied on a consistent basis for all holders of ETNs of a particular series at the time the reduction becomes effective.

Prior to maturity, we may redeem a series of ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem a series of ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Closing Indicative Value

The closing indicative value per ETN for each series of ETNs on any given calendar day will be calculated in the following manner: The closing indicative value on the inception date will equal $50. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the closing indicative value per ETN for each series of ETNs will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the applicable daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the applicable investor fee on such calendar day minus (4) the applicable futures execution cost on such calendar day.

Daily Index Factor

The daily index factor for each series of ETNs on any index business day will equal (1) the closing level of the Index to which those ETNs are linked on such index business day divided by (2) the closing level of such underlying Index on the immediately preceding index business day.

Investor Fee

The investor fee per ETN for each series of ETNs is 0.75% per year times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner. The investor fee for each series of ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the investor fee per ETN for a series of ETNs will be equal to (1) 0.75% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year.

Futures execution Cost

The futures execution cost per ETN is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Indices. The futures execution cost for each series of ETNs on any given calendar day will be calculated in the following manner: The futures execution cost for each series of ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the futures execution cost for each ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.

Index Business Day

An “index business day” for each Index is a day on which such Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto.

Valuation Date

A valuation date for any series of ETNs is each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to April 15, 2041 as the “final valuation date”.

Redemption Date for Holder Redemption

In the case of holder redemption, a redemption date for each series of ETNs is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Redemption Date for Issuer Redemption

In the case of issuer redemption, a redemption date for each series of ETNs is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Trading Day

A trading day for each series of ETNs is a day on which (i) the value of the Index to which those ETNs are linked is published by the index sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index are traded, in each case as determined by the calculation agent in its sole discretion.

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person with whom you hold your ETNs to take the following steps:

•

deliver a notice of holder redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•

deliver the signed confirmation of holder redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

Issuer Redemption Procedures

We have the right to redeem or “call” a series of ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after inception date until and including maturity. If we elect to redeem a series of ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Market Disruption Event

As set forth under “—Payment at Maturity” and “—Payment Upon Holder Redemption and Upon Issuer Redemption” above, the calculation agent will determine the value of the relevant Index on each valuation date, including the final valuation date. As described above, a valuation date for any series of ETNs may be postponed and thus the determination of the value of the relevant Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any index component. If such a postponement occurs, the value of the index components unaffected by the market disruption event shall be determined on the scheduled valuation date, and the value of the affected index component shall be determined using the closing values of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for a series of ETNs be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. Any of the following will be a market disruption event:

•

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•	failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for an index component; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the ETNs that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any index component.

Default Amount on Acceleration

If an event of default occurs and the maturity of a series of ETNs is accelerated, we will pay the default amount in respect of the principal of that series of ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which each series of ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for a series of ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for a series of ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of ETNs. If there is substantial demand for a series of ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of an Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the discountinued Index and approves as a successor index, then the calculation agent will determine the value of the relevant Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of an Index is discontinued and that there is no successor index, or that the closing level of an Index is not available because of a market disruption event or for any other reason, on the date on which the value of that Index is required to be determined, or if for any other reason an Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the relevant Index.

If the calculation agent determines that an Index, the index components or the method of calculating an Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the value of an Index and the amount payable at maturity or upon early redemption or otherwise relating to the value of an Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the ETNs, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of each series of ETNs, including at maturity or upon early redemption, market disruption events, business days, trading days, the daily index factor, the futures execution cost, the investor fee, the default amount, the closing indicative value of each series of ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of a series of ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index underlying those ETNs prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index components (including the underlying physical commodities) or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to a series of ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs of any series. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs of such series, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs of such series or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the index components or the Indices, as well as other indices designed to track the performance of the Indices or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of an Index and, as a consequence, the market value of the ETNs linked to that Index from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, each series of ETNs should be treated as a pre-paid executory contract with respect to the relevant Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter would be capital loss.

If your ETNs are treated as contingent debt instruments and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the relevant Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the relevant Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any regulated futures contracts in the relevant Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the relevant Index rebalances or each time a futures contract tracked by the relevant Index rolls, and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time the relevant Index rebalances or each time a contract that is tracked by the Index underlying your ETNs rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs. In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize on the early redemption or maturity of your ETNs should be treated as ordinary gain or loss, or that you should otherwise be required to accrue interest over the term of your ETNs. It is also possible that the ETNs could be treated as notional principal contracts. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

If your ETNs are linked to an Index that includes a metal (including both precious metals and industrial metals), it is also possible that the Internal Revenue Service could assert that your ETNs should be treated as giving rise, at least partially, to “collectibles” gain or loss if you hold your ETNs for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the ETNs is not a sale or exchange of a collectible but is rather a sale or exchange of a contract that reflects the value of a collectible. Under current law, “collectibles” gain is subject to tax at marginal rates of up to 28%.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the early redemption or maturity of your ETNs. In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the early redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee and futures execution cost as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay these amounts.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations–Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of their stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of FINRA, to promote the ETNs and provide certain services relating to the ETNs. BlackRock Investments, LLC, may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

ANNEX A

NOTICE OF HOLDER REDEMPTION

To: ipathredemptions@barclays.com

Subject: iPath® Notice of Holder Redemption, CUSIP No. [—]

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                            ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:    212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes (the “ETNs”) due April 18, 2041, CUSIP No. [—], redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$50,000,000 iPath® Pure Beta Aluminum ETN

$50,000,000 iPath® Pure Beta Cocoa ETN

$50,000,000 iPath® Pure Beta Coffee ETN

$50,000,000 iPath® Pure Beta Copper ETN

$50,000,000 iPath® Pure Beta Cotton ETN

$100,000,000 iPath® Pure Beta Crude Oil ETN

$50,000,000 iPath® Pure Beta Lead ETN

$50,000,000 iPath® Pure Beta Nickel ETN

$50,000,000 iPath® Pure Beta Sugar ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

September 10, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent Pending

iP-P-0135-09012